HYDRON TECHNOLOGIES, INC. AND SUBSIDIARIES

        Exhibit (11) - Statement Re: Computation of Earnings Per Share


                                                Years Ended December 31,
                                     ------------------------------------------
                                         1995          1994           1993
                                     ------------   ------------   ------------

PRIMARY
Average shares outstanding             22,632,180     22,077,710     19,917,586
Net effect of dilutive stock
options - based on the
treasury stock method using
average market price                      506,485        589,260
                                     ------------   ------------   ------------

Totals                                 23,138,665     22,666,970     19,917,586
                                     ============   ============   ============

Net income                           $  1,782,588   $  3,638,206   $ (1,361,085)
                                     ============   ============   ============

Per share amount                     $       0.08   $       0.16   $      (0.07)
                                     ============   ============   ============

FULLY DILUTED
Average shares outstanding             22,632,180     22,077,710     19,917,586
Net effect of dilutive stock
options - based on the
treasury stock method using
year-end market price                     519,203        825,044
                                     ------------   ------------   ------------

Totals                                 23,151,383     22,902,754     19,917,586
                                     ============   ============   ============

Net income                           $  1,782,588   $  3,638,206   $ (1,361,085)
                                     ============   ============   ============

Per share amount                     $       0.08   $       0.16   $      (0.07)
                                     ============   ============   ============